Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

ClearPoint Neuro, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(3)	1,200,000(2)	$9.81	$11,772,000.00	0.0000927	$1,091.26
Total Offering Amounts					$11,772,000.00		$1,091.26
Total Fee Offsets							—
Net Fee Due							$1,091.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value (the “Common Stock”) of ClearPoint Neuro, Inc. (the “Registrant”), which become issuable under the ClearPoint Neuro, Inc. Fourth Amended and Restated 2013 Incentive Compensation Plan (the “Fourth Amended 2013 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock
(2)	Represents an additional 1,200,000 shares of Common Stock of the Registrant issuable under the Fourth Amended 2013 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The Nasdaq Capital Market on May 25, 2022, which was $9.81 per share.